THIS DOCUMENT IS A COPY OF THE SCHEDULE 13G FILED ON 2/18/97 PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION.



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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ___)*


                          MindSpring Enterprises, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   602683 10 4
                -----------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

--------------------------------------------------------                                   -----------------------------------------

CUSIP No.  602683 10 4                                                                       Page      2      of   5     Pages
           ---------------------------------                                                       ---------     -------
--------------------------------------------------------                                   -----------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          ITC Holding Company, Inc.


------------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                (a) [ ]
                                                                                                                           (b) [ ]

          N/A

------------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
------------------------------------------------------------------------------------------------------------------------------------
                             5         SOLE VOTING POWER
                                       1,933,489

         NUMBER OF         ---------------------------------------------------------------------------------------------------------
          SHARES             6         SHARED VOTING POWER
       BENEFICIALLY                    -0-
         OWNED BY
           EACH            ---------------------------------------------------------------------------------------------------------
         REPORTING           7         SOLE DISPOSITIVE POWER
          PERSON                       1,933,489
           WITH
                           ---------------------------------------------------------------------------------------------------------
                             8         SHARED DISPOSITIVE POWER
                                       -0-

------------------------------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,933,489
------------------------------------------------------------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
------------------------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          25.9%
------------------------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          CO
------------------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G



CUSIP No. 602683 10 4                                          Page 3 of 5 Pages



Item 1(a)         Name of Issuer:

                  MindSpring Enterprises, Inc.

      (b)         Address of Issuer's Principal Executive Offices:

                  1430 West Peachtree, Suite 400
                  Atlanta, GA 30309

Item 2(a):        Name of Persons Filing:

                  ITC Holding Company, Inc.

      (b)         Address of Principal Business Office or, if none, Residence:

                  1239 O.G. Skinner Drive
                  West Point, GA 31833

      (c)         Citizenship:

                  Delaware

      (d)         Title of Class of Securities:

                  Common stock, par value $.01 per share

      (e)         CUSIP Number:

                  602683 10 4

Item 3: Capacity in Which Person is Filing if Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b):

                  Not applicable.

                                  SCHEDULE 13G


CUSIP No. 602683 10 4                                          Page 4 of 5 Pages



Item 4:           Ownership:

                  As of December 31, 1996:

                  (a)      Amount Beneficially Owned:

                           1,933,489

                  (b)      Percent of class:

                           25.9%

                  (c)      Number of shares to which such person has:

                           (i)      Sole power to vote or to direct the vote:

                                    1,933,489

                           (ii)     Shared power to vote or to direct the vote:

                                    None

                           (iii) Sole power to dispose or to direct the disposition of:

                                    1,933,489

                           (iv) Shared power to dispose or to direct the disposition of:

                                    None

Item 5:           Ownership of Five Percent or Less of Class:

                  Not applicable.

Item 6:           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not applicable.

                                  SCHEDULE 13G



CUSIP No. 602683 10 4                                          Page 5 of 5 Pages



Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                  Company:


                  Not applicable.

Item 8:           Identification and Classification of Members of the Group:

                  Not applicable.

Item 9:           Notice of Dissolution of Group:

                  Not applicable.

Item 10:          Certification:

                  Not applicable.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        Date:  February 14, 1997



                                        ITC HOLDING COMPANY, INC.



                                        By:/s/  J. Douglas Cox
                                           -------------------------------------
                                           J. Douglas Cox
                                           Chief Financial Officer